EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-212549 and 333-212551) of our Report of Independent Registered Public Accounting Firm, dated September 28, 2022, on the consolidated balance sheets of Innovation Pharmaceuticals, Inc., as of June 30, 2022 and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended June 30, 2022 and 2021 and the related notes, which appears in the annual report of Innovation Pharmaceuticals, Inc. on Form 10-K for the year ended June 30, 2022. Our report contains an explanatory paragraph regarding Innovation Pharmaceuticals, Inc.’s ability to continue as a going concern.

 /s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, UT

September 28, 2022